CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS
We consent to the use in this Amendment No. 2 to Registration Statement No. 001-33632 on Form 20F/A of our reports: (1) dated July 26, 2007 relating to the balance sheet of Brookfield Infrastructure Partners, (2) dated July 26, 2007 relating to the balance sheet of Brookfield Infrastructure Partners Limited, (3) dated July 26, 2007, except as to the effects of the restatement discussed in Note 19 which is as of October 11, 2007, relating to the financial statements of Brookfield Infrastructure Division (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the restatement discussed in Note 19), (4) dated January 26, 2007, except as to Notes 11 (viii), 17 and 18 which are as of June 12, 2007, relating to the financial statements of Island Timberlands Limited Partnership, and (5) dated May 30, 2007 relating to the financial statements of Great Lakes Power Limited’s Transmission Division; all appearing in the Information Statement which is part of this Registration Statement.
We also consent to the reference to us under the heading “Independent Registered Chartered Accountants” in such Information Statement.
/s/ Deloitte & Touche LLP
Independent Registered Chartered Accountants
Licensed Public Accountants
Toronto, Ontario, Canada
November 20, 2007